Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228284, 333-226471, 333-203860, 333-173732, 333-71182, 333-71104) of Strategic Education, Inc. of our report dated March 2, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 20, as to which the date is August 5, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting of Strategic Education, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
August 5, 2020